The Board of Directors

PSS World Medical, Inc.

Re:   Registration Statement File No. 333-114004 on Form S-3 and Nos. 33-80657, 33-90464, 333-15043, 333-64185, 33-85004, 33-97756, 33-99046, 33-97754, 333-30427, 333-50526, and 333-58272 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 4, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

KPMG LLP

Jacksonville, Florida

August 4, 2005